EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Debra Nalchajian-Cohen
Cohen Communications
(559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP -

EARNINGS EXCEED $1 MILLION IN THIRD QUARTER

CLOVIS, CALIFORNIA…October 8, 2003… The Board of Directors of Central Valley Community Bancorp (OTC Bulletin Board: CVCY), the parent company of Central Valley Community Bank (Bank), reported today net income of $1,006,000, or $.35 per diluted share, for the quarter ending September 30, 2003, compared to $770,000, or $.28 per diluted share for the same period in 2002, a 31% increase.  The significant earnings growth is due in part to gain realized during the current quarter from a security sale as part of a repositioning strategy of the investment portfolio.

Net income of $2,609,000, or $.92 per diluted share, was reported for the 9-month period ending September 30, 2003, an increase of 27% over the $2,062,000 net income reported for the same period in 2002.

Average assets grew to $300,443,000 for the 9-month period ending September 30, 2003, compared to $239,054,000 for the same period ending September 30, 2002, an increase of 26%.  Average gross loans grew 17% and average deposits increased 30% for the 9-month period ending September 30, 2003 compared to the same period in 2002.

“Exceeding one million dollars in earnings this quarter is an exciting first for our nearly 24-year-old bank.  This exceptional growth has been aided by the sale of securities, which was done to reposition a portion of Central Valley Community Bank’s investment portfolio,” said Daniel J. Doyle, President and CEO of Central Valley Community Bank and Central Valley Community Bancorp.  “We are pleased with our operating profit levels in light of our overall growth and the continuing pressure on net interest margins in today’s economic environment.  This has been a tremendous year so far, and we have every reason to expect our growth to continue.”

Central Valley Community Bancorp trades over-the-counter under the symbol CVCY.OB. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. The Bank operates seven full-service offices in Clovis, Fresno, Prather, Kerman and Sacramento.  Real Estate Lending and SBA Lending Departments are located in Clovis, with an Agribusiness Lending Department located in Fresno.  Investment services, provided by Investment Centers of America are housed at the Bank’s Main office in Clovis.  Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick. Additional information about Central Valley Community Bank can be found at www.cvcb.com.

Forward-looking Statements— Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2002.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CENTRAL VALLEY COMMUNITY BANCORP

CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2003 AND DECEMBER 31, 2002

(In Thousands Except Share Amounts)

	September 30, 2003	December 31, 2002
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	19,573	18,804
Interest bearing deposits with other banks	500	500
Federal funds sold	11,526	17,678
Available-for-sale investment securities (Book value of $88,741 at September 30, 2003 and $74,992 at December 31, 2002)	90,464	77,723
Loans, less allowance for credit losses of $2,373 at September 30, 2003 and $2,433 at December 31, 2002	181,738	156,293
Bank premises and equipment, net	3,048	3,136
Accrued interest receivable and other assets	9,223	8,872

Total assets	$316,072	$283,006

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	82,064	73,823
Interest bearing	196,668	172,515
Total deposits	278,732	246,338
Short-term borrowings	7,000	2,000
Long-term borrowings	1,000	7,000
Accrued interest payable and other liabilities	3,338	3,569

Total liabilities	290,070	258,907

Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, no par value; 40,000,000 shares authorized, 2,598,507 and 2,573,242 shares issued and outstanding at September 30, 2003 and December 31, 2002	6,092	5,854
Retained earnings	18,738	16,387
Accumulated other comprehensive income, net of tax	1,172	1,858
Total shareholders’ equity	26,002	24,099

Total liabilities and shareholders’ equity	$316,072	$283,006

CENTRAL VALLEY COMMUNITY BANCORP

CONSOLIDATED STATEMENTS OF INCOME

For the Three and Nine Month Periods Ended September 30, 2003 and 2002

(In Thousands Except Per Share Amounts)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
(Unaudited)	2003	2002	2003	2002
INTEREST INCOME:
Interest and fees on loans	$2,991	$2,919	$8,959	$8,360
Interest on Federal funds sold	34	57	143	102
Interest and dividends on investment securities:
Taxable	414	666	1,576	1,954
Exempt from Federal income taxes	195	124	554	365
Interest on deposits with other banks	2	1	8	2
Total interest income	3,636	3,767	11,240	10,783
INTEREST EXPENSE:
Interest on deposits	478	601	1,545	1,797
Other	70	89	218	252
Total interest expense	548	690	1,763	2,049
Net interest income before provision for credit losses	3,088	3,077	9,477	8,734
PROVISION FOR CREDIT LOSSES	—	—	—	—
Net interest income after provision for credit losses	3,088	3,077	9,477	8,734
NON-INTEREST INCOME:
Service charges	592	532	1,616	1,422
Rentals from equipment leased to others	71	214	430	834
Loan placement fees	136	85	407	232
Net realized gain on sales of investment securities	356	1	356	27
Other income	197	229	628	614
Total non-interest income	1,352	1,061	3,437	3,129
NON-INTEREST EXPENSES:
Salaries and employee benefits	1,801	1,652	5,375	4,578
Occupancy and equipment	412	319	1,172	889
Depreciation and provision for losses on equipment to others	(29)	238	200	732
Other expense	830	812	2,527	2,644
Total non-interest expenses	3,014	3,021	9,274	8,843
Income before income taxes	1,426	1,117	3,640	3,020
INCOME TAX EXPENSE	420	347	1,031	958
Income after income taxes	$1,006	$770	$2,609	$2,062

Basic earnings per share	$0.39	$0.30	$1.01	$0.80
Diluted earnings per share	$0.35	$0.28	$0.92	$0.75

	For the nine-months ended
	09/30/2003	09/30/2002
	(Unaudited)	(Unaudited)
Selected Financial Data
Annualized return on:
Average Assets	1.16%	1.15%
Average Equity	13.82%	12.36%
Net Interest Margin	4.69%	5.47%